As filed with the Securities and Exchange Commission on May 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2908274
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

87 Cambridge Park Drive Cambridge, MA	02140
(Address of Principal Executive Offices)	(Zip Code)

Ra Pharmaceuticals, Inc. 2016 Stock Award and Incentive Plan

Ra Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan

(Full title of the plans)

Douglas A. Treco, Ph.D.

President and Chief Executive Officer

Ra Pharmaceuticals, Inc.

87 Cambridge Park Drive

Cambridge, MA 02140

(Name and address of agent for service)

(617) 401-4060

(Telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos	David C. Lubner
Latham & Watkins LLP	Executive Vice President
200 Clarendon Street	and Chief Financial Officer
Boston, Massachusetts 02116	Ra Pharmaceuticals, Inc.
(617) 948-6000	87 Cambridge Park Drive
Cambridge, Massachusetts 02140
(617) 401-4060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.       ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	905,067 shares	(2)	$5.95	(3)	$5,385,149	$671
Common Stock, $0.001 par value per share	226,266 shares	(4)	$5.06	(5)	$1,144,906	$143
Total	1,131,333 shares				$6,530,055	$814

(1)     Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Ra Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee stock purchase plan described herein.

(2)     Represents an automatic annual increase on January 1, 2018 to the number of shares of common stock reserved for issuance under the 2016 Stock Award and Incentive Plan (the “2016 Plan”) pursuant to the terms of the 2016 Plan. Shares available for issuance under the 2016 Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2016 (File No. 333-214244).

(3)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on $5.95 per share, which represents the average of the high and low prices of the Registrant’s common stock reported on the Nasdaq Global Market on May 2, 2018.

(4)     Represents an automatic annual increase on January 1, 2018 to the number of shares of common stock reserved for issuance under the 2016 Employee Stock Purchase Plan (the “2016 ESPP”) pursuant to the terms of the 2016 ESPP.  Shares available for issuance under the 2016 ESPP were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on October 26, 2016 (File No. 333-214244).

(5)     Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act, and based on 85% of $5.95 per share, which represents the average of the high and low prices of the Registrant’s common stock reported on the Nasdaq Global Market on May 2, 2018. Pursuant to the 2016 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of common stock on the first trading day of the offering period or on the exercise date, whichever is less.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of common stock under the Registrant’s 2016 Plan and the 2016 ESPP.

The number of shares of common stock reserved and available for issuance under the 2016 Plan is subject to an automatic annual increase on each January 1, beginning in 2017, by an amount equal to the lesser of (i) 4.0% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, (ii) 2,000,000 shares or (iii) such amount as determined by the Administrator (as defined in the 2016 Plan), currently the Compensation Committee of the Registrant’s Board of Directors. Accordingly, on January 1, 2018, the number of shares of common stock reserved and available for issuance under the 2016 Plan increased by 905,067 shares.

The number of shares of common stock reserved and available for issuance under the 2016 ESPP is subject to an automatic annual increase on each January 1, beginning in 2017, by an amount equal to the lesser of (i) 1.0% of the number of shares of common stock issued and outstanding on the immediately preceding December 31, (ii) 300,000 shares or (iii) such amount as determined by the Administrator (as defined in the 2016 ESPP), currently the Compensation Committee of the Registrant’s Board of Directors. Accordingly, on January 1, 2018, the number of shares of common stock reserved and available for issuance under the 2016 ESPP increased by 226,266 shares.

This Registration Statement registers these additional 1,131,333 shares of common stock.  The additional shares are of the same class as other securities relating to the 2016 Plan and the 2016 ESPP for which our registration statement filed on Form S-8 (Registration No. 333-214244) on October 26, 2016, is effective.

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENTS ON FORM S-8

Except as set forth below, the contents of our Registration Statements on Form S-8 (File Nos. 333-217898 and 333-214244), both relating to the 2016 Plan and the 2016 ESPP, are hereby incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.   Exhibits.

Exhibit No.		Description

4.1

Third Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37926) filed November 29, 2016)

4.2

Amended and Restated By-laws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-37926) filed November 29, 2016)

4.3

Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated July 10, 2015 (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-213917) filed September 30, 2016)

5.1	*	Opinion of Latham & Watkins LLP

23.1	*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page)

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99.1

2016 Stock Award and Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-213917) filed October 13, 2016)

99.2	2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-213917) filed October 13, 2016)

*  Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on the 9th day of May, 2018.

RA PHARMACEUTICALS, INC.

By:	/s/ Douglas A. Treco
Douglas A. Treco, Ph.D.
President, Chief Executive Officer and Principal Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Douglas A. Treco, Ph.D. and David C. Lubner as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DOUGLAS A. TRECO	Director, President, Chief Executive Officer and Principal Executive Officer	May 9, 2018
Douglas A. Treco, Ph.D.

/s/ DAVID C. LUBNER	Executive Vice President, Chief Financial Officer and Principal Financial and Accounting Officer	May 9, 2018
David C. Lubner

/s/ PETER TUXEN BISGAARD	Director	May 9, 2018
Peter Tuxen Bisgaard

/s/ ROBERT HEFT	Director	May 9, 2018
Robert Heft, Ph.D.

/s/ JASON LETTMANN	Director	May 9, 2018
Jason Lettmann

/s/ EDWARD T. MATHERS	Director	May 9, 2018
Edward T. Mathers

/s/ TIMOTHY R. PEARSON	Director	May 9, 2018
Timothy R. Pearson

/s/ RAJEEV SHAH	Director	May 9, 2018
Rajeev Shah

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